Exhibit 10.1

SETTLEMENT AGREEMENT

Dated January 7, 2010

by and among

VISA U.S.A. INC.

and

VISA INTERNATIONAL SERVICE ASSOCIATION

and

VISA INC.

and

HEARTLAND PAYMENT SYSTEMS, INC.

and

HEARTLAND BANK

and

KEYBANK NATIONAL ASSOCIATION

TABLE OF CONTENTS

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.	- 1 -

1.1. Definitions.	- 1 -

1.2. Certain Rules of Construction.	- 7 -

2. ACCOUNTING STATEMENT.	- 7 -

3. STRUCTURE.	- 7 -

3.1. Notional ADCR Recovery Component.	- 8 -

3.2. Minimum Recovery Component.	- 8 -

3.3. Final ADCR Liability Component.	- 8 -

3.4. Final DCRS Liability Component.	- 8 -

3.5. Visa Third-Party Expenses Amount.	- 9 -

4. ALTERNATIVE RECOVERY OFFER.	- 9 -

4.1. Terms of Communication.	- 9 -

4.2. Alternative Recovery Amount.	- 10 -

4.3. Reduction of Maximum Amounts of Components for Non-Acceptances and Acceptances of Alternative Recovery Offers.	- 10 -

4.4. Alternative Recovery Acceptance Report.	- 10 -

5. OBLIGATIONS OF THE HPS ACQUIRERS; DISTRIBUTION BY VISA.	- 11 -

6. HPS INDEMNITY.	- 12 -

7. APPEAL RULING CONDITION; VISA RELEASE.	- 12 -

7.1. Appeal Ruling Condition.	- 12 -

7.2. Loan Commitment Condition.	- 13 -

7.3. Visa Release.	- 13 -

8. RELEASE; CONSUMMATION DATE.	- 14 -

8.1. Release.	- 14 -

8.2. Conditions to Consummation; Consummation Date.	- 14 -

9. OPT-IN THRESHOLD CONDITION; TERMINATION.	- 14 -

9.1. Opt-In Threshold Condition.	- 14 -

9.2. Termination.	- 15 -

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9.3. Effectiveness of Termination Notices; Process for Waiver of Certain Termination Rights.	- 16 -

9.4. Effect of Termination.	- 16 -

10. REPRESENTATIONS AND WARRANTIES.	- 17 -

10.1. Representations and Warranties of Visa.	- 17 -

10.2. Representations and Warranties of HPS.	- 18 -

10.3. Representations and Warranties of KeyBank.	- 18 -

10.4. Representations and Warranties of Heartland Bank.	- 19 -

10.5. No Presumption.	- 19 -

11. MISCELLANEOUS.	- 19 -

11.1. Notices.	- 19 -

11.2. Succession and Assignment; No Third-Party Beneficiary.	- 22 -

11.3. Amendments and Waivers.	- 22 -

11.4. Entire Agreement.	- 22 -

11.5. Counterparts; Effectiveness.	- 22 -

11.6. Non-Severability.	- 22 -

11.7. Headings.	- 23 -

11.8. Construction.	- 23 -

11.9. Governing Law.	- 23 -

11.10. Jurisdiction; Venue; Service of Process.	- 24 -

11.11. Specific Performance.	- 24 -

11.12. Waiver of Jury Trial.	- 25 -

11.13. No Admission of Liability.	- 25 -

11.14. SEC Filings; Public Announcements.	- 25 -

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EXHIBITS

Exhibit 4	Form of Alternative Recovery Offer Communication, including Alternative Recovery Offer, with the following exhibit:

• Exhibit A – Form of Acceptance of Alternative Recovery Offer

Exhibit 8.1	Form of HPS and HPS Acquirers Release

Exhibit 11.14	Joint Press Release

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SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT dated as of January 7, 2010 (together with the attached Exhibits, called this “Settlement Agreement”), is by and among VISA U.S.A. INC., a Delaware corporation, VISA INTERNATIONAL SERVICE ASSOCIATION, a Delaware corporation, and VISA INC., a Delaware corporation (collectively, “Visa”), HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation (“HPS”), KEYBANK NATIONAL ASSOCIATION, a national bank organized and existing under the laws of the United States (“KeyBank”), and HEARTLAND BANK, a Missouri banking corporation.

WHEREAS, on January 20, 2009, HPS publicly announced that it had suffered a computer systems intrusion (further defined below as the HPS Intrusion), during which payment card account data were at risk of being stolen;

WHEREAS, certain issuers of Visa-branded payment cards (including Interlink- and Plus-branded payment cards) may have certain rights under the operating regulations of Visa, Plus, and/or Interlink to recover certain amounts (which amounts may be payable by the HPS Acquirers and indemnifiable by HPS) by reason of losses and costs associated with the HPS Intrusion allegedly incurred by those issuers;

WHEREAS, Visa imposed and collected $780,000 in fines from KeyBank and Heartland Bank arising out of the HPS Intrusion and/or HPS’s alleged failure to be fully PCI DSS compliant;

WHEREAS, to settle potential claims and resolve other disputes among HPS, the HPS Acquirers, and Visa with respect to the possible rights of Visa and Visa issuers described above, and potential associated claims by Visa issuers asserting such possible rights, HPS, the HPS Acquirers, and Visa have entered into this Settlement Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Settlement Agreement, and subject to all the terms and conditions of this Settlement Agreement, Visa, HPS, and the HPS Acquirers agree as follows:

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

1.1. Definitions. The following capitalized terms have the meanings respectively assigned to them below, which meanings are applicable equally to the singular and plural forms of the terms so defined:

“Accepting Issuer” has the meaning set forth in Section 4.1.

“Accounting Statement” means the documents delivered to Robert Baldwin of HPS by Eduardo Perez of Visa by means of a letter dated January 7, 2010 bearing the reference line “ADCR and DCRS Accounting Statement”.

“Acquirer Appeals” means the appeals submitted to Visa by the HPS Acquirers asking that the Fines, the Preliminary ADCR Liability Amount, and the Preliminary DCRS Liability Amount be either rescinded entirely by Visa or substantially reduced.

“Action” means a civil, criminal or administrative proceeding in any court, administrative agency or other tribunal.

“Actual Final ADCR Recovery Amount” means, as to any Eligible Visa Issuer, an amount equal to the product of (i) that Eligible Visa Issuer’s Maximum Final ADCR Recovery Amount and (ii) a fraction, the numerator of which is the Final ADCR Liability Amount and the denominator of which is the ADCR Settlement Liability Amount.

“Actual Final DCRS Recovery Amount” means, as to any DCRS-Eligible Visa Issuer, an amount equal to the product of (i) that DCRS-Eligible Visa Issuer’s Maximum Final DCRS Recovery Amount and (ii) a fraction, the numerator of which is the Final DCRS Liability Amount and the denominator of which is the DCRS Settlement Liability Amount.

“ADCR” means the Account Data Compromise Recovery process used by Visa U.S.A. Inc., pursuant to Chapter 4 of Volume II of the applicable version of the Visa U.S.A. Inc. Operating Regulations, to determine the monetary scope of an account compromise event, collect from the responsible Visa member, and reimburse the Visa members that have incurred losses as a result of the account compromise event.

“ADCR Rules” means the rules set forth in Chapter 4 of Volume II of the applicable version of the Visa U.S.A. Inc. Operating Regulations, together with Visa’s published methodology for applying and construing such rules and with any other standard Visa methodology for applying and construing such rules that is not inconsistent with such rules or such published methodology.

“ADCR Settlement Liability Amount” has the meaning set forth in Section 3.3.

“Affiliated Person” means, as to any Person, the past, present, and future representatives, attorneys, agents, accountants, assigns, insurers, administrators, officers, directors, trustees, employees, retained contractors, parents, affiliates, shareholders, subsidiaries, predecessors, and successors of the Person, and any other Persons acting on behalf of the Person, all in their capacities as such. Without limiting the foregoing, and notwithstanding anything to the contrary in the foregoing, each of the following entities and its Affiliated Persons shall be deemed to be an Affiliated Person of Visa for purposes of this Settlement Agreement: Visa Canada Corporation, Visa Europe Limited, Interlink, Plus, Inovant LLC, and (to the extent any of them is a Person separate and distinct from Visa) the entities known as Visa Latin America & Caribbean, Visa Central & Eastern Europe, Middle East & Africa, and Visa Asia Pacific.

“Alerted-On Accounts” means those Visa Accounts that were the subject of any of the alerts sent through CAMS, and/or the equivalent reporting systems used by Visa outside of the United States, that Visa and its Affiliated Persons distributed to their issuers in connection with the HPS Intrusion.

“Alternative Recovery Acceptance” has the meaning set forth in Section 4.1.

“Alternative Recovery Acceptance Deadline” has the meaning set forth in Section 9.1.

“Alternative Recovery Acceptance Report” has the meaning set forth in Section 4.4.

“Alternative Recovery Amount” has the meaning set forth in Section 4.2.

“Alternative Recovery Offer” has the meaning set forth in Section 4.1.

“Alternative Recovery Offer Communication” has the meaning set forth in Section 4.

“Alternative Recovery Offer Date” has the meaning set forth in Section 4.

“Appeal Ruling” means the CRC’s ruling on the Acquirer Appeals.

“Appeal Ruling Certificate” means a certificate executed by a duly authorized officer of Visa, which certificate attaches a true and correct copy of the Appeal Ruling, sets forth the dollar amounts of the Final ADCR Liability Amount and the Final DCRS Liability Amount as determined by Visa, and certifies that (a) the attachment to the certificate is a true and correct copy of the Appeal Ruling; (b) the Appeal Ruling was rendered by the CRC and became final and unconditional at or before the Appeal Ruling Deadline, subject only to the consummation of the Settlement; (c) the Appeal Ruling satisfies clause (b) of the definition of the Appeal Ruling Condition; and (d) the Final ADCR Liability Amount and the Final DCRS Liability Amount have been determined by Visa to be the dollar amounts of those items set forth in the Appeal Ruling Certificate and do not exceed, respectively, the ADCR Settlement Liability Amount and the DCRS Settlement Liability Amount.

“Appeal Ruling Condition” has the meaning set forth in Section 7.1.

“Appeal Ruling Deadline” has the meaning set forth in Section 7.1.

“Appeal Ruling Termination Notice” has the meaning set forth in Section 9.2.5.

“Business Day” means any day other than any Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York City.

“CAMS” means the reporting system used by Visa U.S.A. Inc. to notify issuers of accounts that may have been compromised.

“Consummation Date” has the meaning set forth in Section 8.2.

“Covered Action” has the meaning set forth in Section 11.12.

“CRC” means Visa’s Corporate Risk Committee.

“DCRS-Eligible Visa Issuer” means an issuer that issued any Non-U.S. Alerted-On Account.

“DCRS Rules” means the rules set forth in Section 1.6.E of the applicable version of the Visa International Operating Regulations, together with Visa’s published methodology for applying and construing such rules and with any other standard Visa methodology for applying and construing such rules that is not inconsistent with such rules or such published methodology.

“DCRS Settlement Liability Amount” has the meaning set forth in Section 3.4.

“Eligible Visa Issuer” means an issuer that issued any U.S. Alerted-On Account and is not a No ADCR Recovery Issuer.

“Final ADCR Liability Amount” has the meaning set forth in Section 3.3.

“Final ADCR Liability Component” has the meaning set forth in Section 3.3.

“Final DCRS Liability Amount” has the meaning set forth in Section 3.4.

“Final DCRS Liability Component” has the meaning set forth in Section 3.4.

“Fines” means the $780,000 in fines imposed on and collected from the HPS Acquirers by Visa related to the HPS Intrusion.

“HPS” has the meaning set forth in the preamble hereto.

“HPS Acquirers” means KeyBank and Heartland Bank, in their capacities as acquiring banks for HPS in the Visa payment-card network.

“HPS Intrusion” means the HPS computer system intrusion(s) that are the subject of Visa case numbers US-2009-046, AP-2009-046, CA-2009-046, CE-2009-046, LA-2009-046, VE-2009-046, and all their subparts.

“Interlink” means Interlink Network, Inc., a wholly owned subsidiary of Visa U.S.A. Inc.

“KeyBank” has the meaning set forth in the preamble hereto.

“Loan” has the meaning set forth in Section 7.2.

“Loan Commitment” has the meaning set forth in Section 7.2.

“Loan Commitment Certificate” means a certificate executed by duly authorized officers of HPS and the HPS Acquirers, which certificate certifies that the Loan Commitment Condition has been satisfied.

“Loan Commitment Condition” has the meaning set forth in Section 7.2.

“Loan Commitment Deadline” has the meaning set forth in Section 7.2.

“Loan Commitment Termination Notice” has the meaning set forth in Section 9.2.7.

“Maximum Final ADCR Recovery Amount” means, as to any Eligible Visa Issuer, an amount equal to the product of (i) the ADCR Settlement Liability Amount and (ii) a fraction, the numerator of which is that Eligible Visa Issuer’s Notional ADCR Recovery and the denominator of which is the Preliminary ADCR Liability Amount; provided, however, that in the event the foregoing calculation results in an amount less than $25 in the case of any Eligible Visa Issuer, such issuer’s Maximum Final ADCR Recovery Amount shall be zero.

“Maximum Final DCRS Recovery Amount” means, as to any DCRS-Eligible Visa Issuer, an amount equal to the product of (i) the DCRS Settlement Liability Amount and (ii) a fraction, the numerator of which is that DCRS-Eligible Visa Issuer’s Notional DCRS Recovery and the denominator of which is the Preliminary DCRS Liability Amount.

“Minimum Recovery Amount” means, for those Eligible Visa Issuers eligible to receive a Minimum Recovery Amount, the amount determined as follows: (i) for Eligible Visa Issuers whose Notional ADCR Recovery Amount is between $0.01 and $24.99, their “Minimum Recovery Amount” is $100; (ii) for Eligible Visa Issuers whose Notional ADCR Recovery Amount is between $25.00 and $699.99, their “Minimum Recovery Amount” is $750; and (iii) for Eligible Visa Issuers whose Notional ADCR Recovery Amount is between $700.00 and $1,000.00, their “Minimum Recovery Amount” is $1,000.

“Minimum Recovery Component” has the meaning set forth in Section 3.2.

“No ADCR Recovery Issuer” means an issuer that issued any U.S. Alerted-On Account and is not entitled to recovery under the ADCR Rules because the issuer had not registered to receive CAMS Alerts prior to January 19, 2009 and/or had not enrolled in ADCR prior to January 19, 2009 and had $0 counterfeit fraud recovery under the ADCR Rules.

“Non-U.S. Alerted-On Account” means an Alerted-On Account issued by an issuer under a BIN that is assigned by Visa Inc. or by any Affiliated Person of Visa Inc. other than Visa U.S.A. Inc. (or Interlink or Plus).

“Notional ADCR Recovery” means, as to any Eligible Visa Issuer, the portion of the Preliminary ADCR Liability Amount allocable to such issuer on its Alerted-On Accounts as calculated by Visa pursuant to the ADCR Rules, such calculation to be made without regard to the ADCR Rule that only recovery amounts of $25 or more are collected and distributed to affected Visa members.

“Notional ADCR Recovery Amount” means, as to any Eligible Visa Issuer, an amount equal to its Notional ADCR Recovery multiplied by 0.4042.

“Notional ADCR Recovery Component” has the meaning set forth in Section 3.1.

“Notional DCRS Recovery” means, as to any DCRS-Eligible Visa Issuer, the portion of the Preliminary DCRS Liability Amount allocable to such issuer on its Alerted-On Accounts as calculated by Visa pursuant to the DCRS Rules.

“Operating Regulations” means the governing bylaws, rules and regulations, published policies, and any other manuals of Visa or any Affiliated Person of Visa prepared in connection with any program or service or activity of Visa or any Affiliated Person of Visa and published to the members of Visa or any Affiliated Person of Visa from time to time, for example, and not by way of limitation, the Visa International Operating Regulations and Visa U.S.A. Inc. Operating Regulations.

“Opt-In Termination Notice” has the meaning set forth in Section 9.2.6.

“Opt-In Threshold Condition” has the meaning set forth in Section 9.1.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind.

“Plus” means Plus System, Inc., a wholly owned subsidiary of Visa U.S.A. Inc.

“Preliminary ADCR Liability Amount” has the meaning set forth in Section 7.1.

“Preliminary DCRS Liability Amount” has the meaning set forth in Section 7.1.

“Release” has the meaning set forth in Section 8.1.

“SEC” has the meaning set forth in Section 11.14.

“Settlement” means the settlement embodied in this Settlement Agreement.

“Settlement Account” has the meaning set forth in Section 5.

“Settlement Amounts” has the meaning set forth in Section 3.

“Settlement Agreement” has the meaning set forth in the preamble hereto.

“Settlement Payment” means an amount equal to (i) the aggregate amount of all Accepting Issuers’ Alternative Recovery Amounts, plus (ii) the aggregate amount of the Actual Final ADCR Recovery Amounts of the Eligible Visa Issuers that are not Accepting Issuers, plus (iii) the aggregate amount of the Actual Final DCRS Recovery Amounts of the DCRS-Eligible Visa Issuers,

plus (iv) the amount of the Visa Third-Party Expenses Amount, minus (v) $780,000, which represents the amount of the Fines.

“Termination Date” has the meaning set forth in Section 9.2.

“U.S. Alerted-On Account” means an Alerted-On Account issued by an issuer under a BIN that is assigned by Visa U.S.A. Inc. (or Interlink or Plus).

“Visa” has the meaning set forth in the preamble hereto.

“Visa Account” means a payment card account with the Visa Flag Symbol, Visa Brand Mark, Interlink Flag Symbol, Interlink Brand Mark, Plus Flag Symbol, or Plus Brand Mark issued by or through a member of Visa or of any Affiliated Person of Visa (or by or through some other entity sponsored or licensed directly or indirectly by Visa, any Affiliated Person of Visa, or any member of Visa or of any Affiliated Person of Visa) that enables the purchase of goods or services from a merchant.

“Visa Third-Party Expenses Amount” has the meaning set forth in Section 3.5.

1.2. Certain Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to, this Settlement Agreement, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation, including the Operating Regulations, include all rules and regulations thereunder and any predecessor or successor statute or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not expressly prohibited by this Settlement Agreement.

2. ACCOUNTING STATEMENT. Visa delivered to HPS and the HPS Acquirers the Accounting Statement by means of the letter described in the definition of the term “Accounting Statement”.

3. STRUCTURE. As described below, the maximum potential aggregate amount of the amounts payable under the Settlement (the “Settlement Amounts”) will not exceed $60,000,000. Visa shall credit the amount of the Fines towards the HPS Acquirers’ payment of $780,000 of the Settlement Amounts as provided in Section 7.1. The maximum aggregate portion of the Settlement Amounts further payable by the HPS Acquirers as the Settlement Payment in accordance with Section 5 will not exceed $59,220,000. This further amount is conditioned, as specified in Section 8.2, upon the HPS Acquirers’ receiving funding for such payment from HPS and being indemnified for such payment by HPS as specified in Section 6 (subject to HPS’s being loaned by the HPS Acquirers the portion of the funding for such indemnification specified in Section 8.2). The Settlement Amounts will consist of five parts, including the Notional ADCR Recovery Component, the Minimum Recovery Component, the Final ADCR Liability Component, the Final DCRS Liability Component, and the Visa Third-Party Expenses Amount. The $60,000,000 maximum potential aggregate amount of the Settlement Amounts will be allocated among the Notional ADCR Recovery Component, Minimum Recovery

Component, Final ADCR Liability Component, Final DCRS Liability Component, and Visa Third-Party Expenses Amount, and the actual amounts of the Settlement Amounts will be determined, as set forth in Sections 3.1-3.5 and Section 4.3 below.

3.1. Notional ADCR Recovery Component. The “Notional ADCR Recovery Component” will be funded in the maximum amount of $52,547,748.70. The actual amount of the Notional ADCR Recovery Component shall be the aggregate amount of the Notional ADCR Recovery Amounts for each of the Eligible Visa Issuers entitled to be offered a Notional ADCR Recovery Amount that is an Accepting Issuer. The Notional ADCR Recovery Amounts for all Eligible Visa Issuers entitled to be offered a Notional ADCR Recovery Amount shall total, in the aggregate, to the maximum aggregate amount of the Notional ADCR Recovery Component.

3.2. Minimum Recovery Component. The “Minimum Recovery Component” will be funded in the maximum amount of $1,314,400. The actual amount of the Minimum Recovery Component shall be the aggregate amount of the Minimum Recovery Amounts for each of the Eligible Visa Issuers entitled to be offered a Minimum Recovery Amount that is an Accepting Issuer. The Minimum Recovery Amounts for all Eligible Visa Issuers entitled to be offered a Minimum Recovery Amount shall total, in the aggregate, to the maximum aggregate amount of the Minimum Recovery Component.

3.3. Final ADCR Liability Component. The “Final ADCR Liability Component” will be funded in the maximum amount of $5,309,058.65, unless the Opt-In Threshold Condition is not met and is waived pursuant to Section 9.3. The actual amount of the Final ADCR Liability Component shall be the aggregate amount of the Actual Final ADCR Recovery Amounts for each of the Eligible Visa Issuers that is not an Accepting Issuer. The Actual Final ADCR Recovery Amounts for all Eligible Visa Issuers shall not exceed, in the aggregate, the Final ADCR Liability Amount. The final liability amount of the HPS Acquirers under the ADCR Rules by reason of the HPS Intrusion (the “Final ADCR Liability Amount”) will be an amount that does not exceed $26,545,293.25, which constitutes 20.21% of the Preliminary ADCR Liability Amount (such not-to-exceed amount being defined as the “ADCR Settlement Liability Amount”).

3.4. Final DCRS Liability Component. The “Final DCRS Liability Component” will be funded in the maximum amount of $5,140,550.20. The actual amount of the Final DCRS Liability Component shall be the aggregate amount of the Actual Final DCRS Recovery Amounts for all the DCRS-Eligible Visa Issuers. The Actual Final DCRS Recovery Amounts for all DCRS-Eligible Visa Issuers shall total, in the aggregate, to the amount of the Final DCRS Liability Amount. The final liability amount of the HPS Acquirers under the DCRS Rules by reason of the HPS Intrusion (the “Final DCRS Liability Amount”) will be an amount that does not exceed $5,140,550.20, which constitutes 40.42% of the Preliminary DCRS Liability Amount (such not-to-exceed amount being defined herein as the “DCRS Settlement Liability Amount”).

3.5. Visa Third-Party Expenses Amount. The “Visa Third-Party Expenses Amount” means $997,301.10, which is the amount of third-party legal and other expenses paid or payable by Visa related to the HPS Intrusion.

4. ALTERNATIVE RECOVERY OFFER. On January 14, 2010 (the “Alternative Recovery Offer Date”), Visa shall send by electronic mail to each Eligible Visa Issuer the communication attached as Exhibit 4 (the “Alternative Recovery Offer Communication”), appropriately completed for each such Eligible Visa Issuer.

4.1. Terms of Communication. The Alternative Recovery Offer Communication shall include an offer to the Eligible Visa Issuer to which it is addressed of such issuer’s Alternative Recovery Amount, as an alternative to any recovery in connection with such issuer’s U.S. Alerted-On Accounts that such issuer might be entitled to under the Operating Regulations by reason of costs allegedly incurred by such issuer by reason of the HPS Intrusion (the “Alternative Recovery Offer”). The Alternative Recovery Offer Communication also shall recommend acceptance of the Alternative Recovery Offers by Eligible Visa Issuers. Each Eligible Visa Issuer that on or before the Alternative Recovery Acceptance Deadline executes and delivers to Visa the “Alternative Recovery Acceptance” appearing as Exhibit A to the Alternative Recovery Offer Communication (the “Alternative Recovery Acceptance”) is an “Accepting Issuer.” As provided in the Alternative Recovery Acceptance, each Accepting Issuer shall, effective on the Consummation Date, irrevocably waive the Accepting Issuer’s right to assert against Visa, HPS, the HPS Acquirers, and the Affiliated Persons of each of them, and shall fully and finally release Visa, HPS, the HPS Acquirers, and the Affiliated Persons of each of them from, the following: (a) any claim or right of recovery the Accepting Issuer might otherwise have had in respect of any of its U.S. Alerted-On Accounts under the Operating Regulations (whether under the ADCR Rules or otherwise) by reason of any matter, occurrence, or event pertaining to the HPS Intrusion, (b) any dispute or objection the Accepting Issuer might otherwise be entitled to raise or make with respect to the amount, or the calculation of the amount, of its Alternative Recovery Amount and its Maximum Final ADCR Recovery Amount as shown in the Alternative Recovery Offer, and (c) any claim or right the Accepting Issuer might be entitled to assert, and any monetary recovery or other relief that the Accepting Issuer might be entitled to seek or receive, in any litigation or other proceeding (including without limitation the pending putative class action proceedings consolidated under the caption entitled In Re: Heartland Payment Systems Inc. Data Security Breach Litigation, Master Docket No. 09-md-02046, pending in the United States District Court for the Southern District of Texas), or under any other laws, rules or regulations, in connection with any injury or harm the Accepting Issuer may have incurred in its capacity as an issuer of Visa accounts with respect to any of its U.S. Alerted-On Accounts by reason of any matter, occurrence, or event pertaining to the HPS Intrusion (whether or not such matter, occurrence, or event is known to the Accepting Issuer as of the date of the Alternative Recovery Acceptance). Visa agrees to provide to HPS and to the HPS Acquirers on a daily basis, beginning the day after the Alternative Recovery Offer Date and ending on the day after the Alternative Recovery Acceptance Deadline, a copy of each Alternative Recovery Acceptance received by Visa on the preceding day and an update, in the required form of the Alternative Recovery Acceptance Report, as to whether and by what amount the Opt-In Threshold Condition has or has not been satisfied.

4.2. Alternative Recovery Amount. Under its Alternative Recovery Offer, each Eligible Visa Issuer shall be offered either the Notional ADCR Recovery Amount or the Minimum Recovery Amount applicable to that issuer (as to each issuer, its “Alternative Recovery Amount”). Except for those Eligible Visa Issuers that are offered a Minimum Recovery Amount, each Eligible Visa Issuer’s Alternative Recovery Amount shall equal such issuer’s Notional ADCR Recovery Amount. Any Eligible Visa Issuer whose Notional ADCR Recovery Amount would have been greater than $0 but less than $1,000 will not be offered a Notional ADCR Recovery Amount, and instead such Eligible Visa Issuer’s Alternative Recovery Amount shall equal such issuer’s Minimum Recovery Amount. Effective on the Consummation Date, each Accepting Issuer shall be entitled to receive either the Notional ADCR Recovery Amount or the Minimum Recovery Amount applicable to that issuer.

4.3. Reduction of Maximum Amounts of Components for Non-Acceptances and Acceptances of Alternative Recovery Offers. The maximum potential aggregate amounts of the Notional ADCR Recovery Component and of the Minimum Recovery Component assume 100% acceptance of the Alternative Recovery Offers by the Eligible Visa Issuers, and the maximum potential aggregate amount of the Final ADCR Liability Component assumes the Alternative Recovery Offers are accepted by Eligible Visa Issuers that issued, in the aggregate, exactly 80% of the aggregate number of Eligible Visa Issuers’ U.S. Alerted-On Accounts. The only portions of those maximum potential aggregate amounts actually payable under the Settlement shall be the aggregate amount of the Alternative Recovery Amounts of each Accepting Issuer and the aggregate amount of the Actual Final ADCR Recovery Amounts of each Eligible Visa Issuer that is not an Accepting Issuer. Accordingly, the liability of HPS and the HPS Acquirers under this Settlement Agreement with respect to the maximum potential aggregate amounts of the Notional ADCR Recovery Component and the Minimum Recovery Component will be reduced from the maximum amounts of these components, dollar for dollar, by the Alternative Recovery Amounts applicable to Eligible Visa Issuers that are not Accepting Issuers. In addition, because each Accepting Issuer will receive either the Notional ADCR Recovery Amount or the Minimum Recovery Amount applicable to that issuer, any Accepting Issuer will not be entitled to receive its Actual Final ADCR Recovery Amount. Thus, the liability of HPS and the HPS Acquirers under this Settlement Agreement with respect to the maximum potential aggregate amount of the Final ADCR Liability Component will be reduced from the maximum amount of that component, dollar for dollar, to the extent such maximum amount exceeds the amount calculated by subtracting the Maximum Final ADCR Recovery Amount of each Accepting Issuer from the Final ADCR Liability Amount. In the event that the Opt-In Threshold Condition is not met, but is waived as provided in Section 9.3, the maximum potential aggregate amount of the Final ADCR Liability Component shall increase to an amount equal to the aggregate amount of the Actual Final ADCR Recovery Amounts for each of the Eligible Visa Issuers that is not an Accepting Issuer.

4.4. Alternative Recovery Acceptance Report. Before 12 noon, Eastern time, February 3, 2010, Visa shall deliver to HPS and the HPS Acquirers a written report (the “Alternative Recovery Acceptance Report”) (a) identifying by name (and by the numerical identifier used for such issuer in the Accounting Statement) each Accepting Issuer and (b) providing (with the names of the issuers redacted and replaced with the same numerical identifiers used for such issuers in the Accounting Statement) a tabulation, in the same format as the Accounting Statement, of the Eligible Visa Issuers that are not Accepting Issuers. The Alternative Recovery

Acceptance Report shall also set forth, for each Eligible Visa Issuer, (i) the same information contained in the Accounting Statement, (ii) the calculation and amount of each Eligible Visa Issuer’s Actual Final ADCR Recovery Amount, and (iii) the calculation and amount of each DCRS-Eligible Visa Issuer’s Actual Final DCRS Recovery Amount. The Alternative Recovery Acceptance Report also shall set forth Visa’s calculation of the aggregate amount of all Accepting Issuers’ Alternative Recovery Amounts, the aggregate amount of the Actual Final ADCR Recovery Amounts of the Eligible Visa Issuers that are not Accepting Issuers, and the aggregate amount of the Actual Final DCRS Recovery Amounts of the DCRS-Eligible Visa Issuers. Finally, the Alternative Recovery Acceptance Report shall set forth the calculation of the number of U.S. Alerted-On Accounts covered by Alternative Recovery Acceptances on an issuer-by-issuer basis and whether the Opt-In Threshold Condition has or has not been satisfied and by what amount as provided in Section 9.1. The delivery of the Alternative Recovery Acceptance Report by Visa shall constitute a representation and warranty by Visa, and Visa shall thereby represent and warrant, that (i) Visa has correctly identified the Accepting Issuers, that each such Accepting Issuer has timely provided Visa with a correct and complete Alternative Recovery Acceptance, and that the information contained in the Alternative Recovery Acceptance Report regarding the Accepting Issuers is correct and complete, and (ii) Visa has correctly identified those Eligible Visa Issuers that are not Accepting Issuers and therefore are not entitled to payment of an Alternative Recovery Amount and the information contained in the Alternative Recovery Acceptance Report with respect to such issuers is correct and complete. The Alternative Recovery Acceptance Report shall be accompanied by copies of all of the Alternative Recovery Acceptances reflected therein that have not previously been provided to HPS and the HPS Acquirers as specified in Section 4.1.

5. OBLIGATIONS OF THE HPS ACQUIRERS; DISTRIBUTION BY VISA. Subject to all the conditions of this Settlement Agreement and the satisfaction of the other parties’ obligations hereunder (including without limitation the HPS Acquirers’ receipt of funds from HPS as called for by Section 6 and Visa’s crediting the amount of the Fines towards the HPS Acquirers’ payment of $780,000 of the Settlement Amounts as called for by Section 7.1), (a) the HPS Acquirers shall pay the Settlement Payment to Visa by making such funds available to Visa to take through Visa’s settlement process in same day funds, not later than February 19, 2010, from KeyBank’s settlement account #352141006606, associated with BID # 10000646 (“Settlement Account”), after HPS has funded the Settlement Account with the Settlement Payment, and (b) Visa shall, on or before February 25, 2010, distribute to each Accepting Issuer its Alternative Recovery Amount and, within 60 days thereafter, distribute to each Eligible Visa Issuer that is not an Accepting Issuer its Actual Final ADCR Recovery Amount and to each DCRS-Eligible Visa Issuer its Actual Final DCRS Recovery Amount. It is understood that Visa is acting as a conduit for the payments to be made to Eligible Visa Issuers and DCRS-Eligible Visa Issuers under this Settlement Agreement. Visa is not obligated to make any of the distributions called for by clause (b) of the first sentence of this Section 5 until funds have been received from the HPS Acquirers as called for by clause (a) of the first sentence of this Section 5. Each HPS Acquirer separately warrants and represents to Visa that the portion of the Settlement Payment to be deposited by such HPS Acquirer into the Settlement Account pursuant to this Section 5 shall be made from good funds that are the property of such HPS Acquirer and that are not subject to avoidance from Visa for any reason, including any claim in bankruptcy or insolvency proceedings of HPS, but excluding avoidance occurring as a result of restoration of the parties’ positions pursuant to Section 11.6 or any material breach by Visa of the terms of the Settlement Agreement or any representation or warranty therein.

6. HPS INDEMNITY. Conditioned upon HPS’s being loaned by the HPS Acquirers the portion of the Settlement Payment specified in Section 8.2, HPS agrees to indemnify and hold harmless the HPS Acquirers from and against payment of the Settlement Payment required by the terms of Section 5. This indemnification is separate and apart from any indemnification obligations pursuant to agreements between KeyBank or Heartland Bank and HPS which preexisted this Settlement Agreement. Upon HPS’s becoming obligated to indemnify and hold harmless the HPS Acquirers from and against payment of the Settlement Payment under this Settlement Agreement, HPS shall, sufficiently in advance of the due date of such payment so as to enable the HPS Acquirers to pay Visa the Settlement Payment timely, and conditioned upon its having been loaned by the HPS Acquirers the portion of the Settlement Payment specified in Section 8.2 sufficiently in advance of the due date of such payment so as to enable HPS to pay the Settlement Payment to the HPS Acquirers timely, pay the amount of the Settlement Payment to the HPS Acquirers by funding the Settlement Account with same day funds equal to the Settlement Payment.

7. APPEAL RULING CONDITION; VISA RELEASE.

7.1. Appeal Ruling Condition. Visa has imposed on and collected from the HPS Acquirers the Fines and has made a preliminary determination that the HPS Acquirers are liable to Visa under the ADCR Rules in the estimated amount of $131,347,319.41 (the “Preliminary ADCR Liability Amount”) and under the DCRS Rules in the estimated amount of $12,717,838.19 (the “Preliminary DCRS Liability Amount”). The HPS Acquirers have submitted the Acquirer Appeals to the CRC, and the CRC has not yet ruled on the Acquirer Appeals. The obligations of the HPS Acquirers and HPS to make any of the payments required by the terms of this Settlement Agreement and to deliver the Release are subject to the condition (the “Appeal Ruling Condition”) that (a) the Appeal Ruling shall have been rendered by the CRC and become final and unconditional, subject only to the consummation of the Settlement, at or before 5:00 p.m., Pacific time, on February 11, 2010 (the “Appeal Ruling Deadline”) and (b) the Appeal Ruling shall (i) determine that the HPS Intrusion is deemed catastrophic under the ADCR Rules and that, as a result, Visa will implement an alternative recovery process for compensating the Eligible Visa Issuers; (ii) determine that Visa will exercise its right under the DCRS Rules to adjust the HPS Acquirers’ total liability for the DCRS-Eligible Visa Issuers under the DCRS Rules; (iii) determine that, taking into account all the facts and circumstances, including the overall terms of the Settlement, the appropriate alternative process and adjustment to implement under the ADCR Rules and DCRS Rules is one that results in the Final ADCR Liability Amount and the Final DCRS Liability Amount being in accordance with the terms of this Settlement Agreement, including specifically the terms of Section 3.3 and Section 3.4; and (iv) credit the amount of the Fines ($780,000) towards the HPS Acquirers’ payment of the Settlement Amounts. The CRC need not rule on the Acquirer Appeals unless and until HPS and the HPS Acquirers deliver the Loan Commitment Certificate to Visa. In the event the Appeal Ruling Condition is satisfied, Visa shall deliver the Appeal Ruling Certificate to HPS and the HPS Acquirers on or before the Appeal Ruling Deadline. The delivery of the Appeal Ruling Certificate by Visa shall constitute a representation and warranty by Visa, and Visa shall thereby represent and warrant, that the

Appeal Ruling Certificate is accurate. Visa’s submission to the CRC requesting the Appeal Ruling and the crediting of the Fines towards the Settlement Amounts is expressly conditioned on the satisfaction or waiver of the Opt-In Threshold Condition and the Loan Commitment Condition. If the Appeal Ruling Condition is satisfied and the Appeal Ruling Certificate is delivered on or before the Appeal Ruling Deadline, HPS and the HPS Acquirers shall not have the right to terminate the Settlement Agreement as provided in Section 9.2.5.

7.2. Loan Commitment Condition. The obligations of Visa to request the Appeal Ruling, credit the Fines towards the Settlement Amounts, and consummate the Settlement are all subject to the condition (the “Loan Commitment Condition”) that on or before the Loan Commitment Deadline HPS and the HPS Acquirers shall have mutually agreed upon the terms (the “Loan Commitment”) of loans in the collective principal amount of not less than $53 million (the “Loan”), the proceeds of which will be used by HPS as a portion of its payment of the amount of the Settlement Payment to the HPS Acquirers, which Settlement Payment is in satisfaction of HPS’s indemnification obligation as set forth in Section 6. In the event the Loan Commitment Condition is satisfied, HPS and the HPS Acquirers shall deliver the Loan Commitment Certificate to Visa at or before 5:00 p.m., Pacific time, on February 8, 2010 (the “Loan Commitment Deadline”). The delivery of the Loan Commitment Certificate by HPS and the HPS Acquirers shall constitute a representation and warranty by HPS and the HPS Acquirers, and HPS and the HPS Acquirers shall thereby represent and warrant, that the Loan Commitment Condition was satisfied and that any conditions to the funding of the Loan set forth in the executed Loan Commitment documents beyond satisfaction of the Opt-In Threshold Condition and the Appeal Ruling Condition are expected in good faith by such parties to be satisfied or waived; provided, however, the issuance of the Loan Commitment Certificate shall not imply any obligation by the HPS Acquirers to waive the satisfaction of any such conditions. If the Loan Commitment Condition has been satisfied and the conditions to the funding of the Loan set forth in the Loan Commitment have been met, and subject to all the other conditions to consummation of the Settlement having been satisfied or waived, HPS and the HPS Acquirers shall close on the Loan, and the HPS Acquirers shall provide HPS with the proceeds of the Loan, sufficiently in advance of the Consummation Date so as to enable the HPS Acquirers and HPS to satisfy timely their payment obligations under Sections 5 and 6 respectively.

7.3. Visa Release. Effective upon and subject to the Consummation Date having occurred as provided in this Settlement Agreement, Visa (on behalf of itself and its Affiliated Persons) hereby releases HPS, the HPS Acquirers, and any Affiliated Person of HPS or the HPS Acquirers from, and Visa agrees that Visa and its Affiliated Persons will not subsequent to the Consummation Date impose on, collect from, or assert against HPS or any of the HPS Acquirers or any Affiliated Person of HPS or the HPS Acquirers, any claim, amount, demand, condition, or liability (including but not limited to any fine, assessment, change in interchange fee rate, or expense or cost reimbursement or recovery, whether under the ADCR Rules or the DCRS Rules or the Appeal Ruling or otherwise) with respect to (a) the HPS Intrusion or (b) any alleged non-compliance by HPS with Visa’s data-security requirements on or before the date of this Settlement Agreement to the extent such alleged non-compliance is based on facts that relate to the HPS Intrusion (whether or not such facts were known to Visa as of the date of this Settlement Agreement ) or that were known to Visa as of the date of this Settlement Agreement (whether or not such facts relate to the HPS Intrusion). To further effectuate the intention of the preceding sentence, Visa certifies that it has read and understands, and hereby expressly waives, the benefits of Section 1542 of the California Civil Code, and any and all similar statutes, rules and legal doctrines in California or any other jurisdiction.

8. RELEASE; CONSUMMATION DATE.

8.1. Release. Upon the satisfaction of all of the other conditions set forth in Section 8.2 below, HPS and the HPS Acquirers agree that they shall deliver to Visa the Release attached to this Settlement Agreement as Exhibit 8.1 (the “Release”).

8.2. Conditions to Consummation; Consummation Date. It is a condition to the consummation of the Settlement that a termination notice pursuant to Section 9.2 shall not have been given by HPS, Visa, or the HPS Acquirers. In the event that such a termination notice has not been given, the Settlement shall be consummated on the date (which is expected to be February 19, 2010) (the “Consummation Date”) when all of the following conditions shall have been satisfied:

(a)	HPS and the HPS Acquirers shall have closed on, and HPS shall have received from the HPS Acquirers the proceeds of, the Loan;

(b)	HPS shall have paid the HPS Acquirers the entire amount of the Settlement Payment as set forth in Section 6;

(c)	The HPS Acquirers shall have paid the Settlement Payment to Visa as set forth in Section 5;

(d)	HPS and the HPS Acquirers shall have executed and delivered the Release described in Section 8.1; and

(e)	The representations and warranties of each party shall be true and correct in all material respects on the Consummation Date with the same force and effect as if made as of the Consummation Date and each Party shall have performed and complied with all agreements, obligations and covenants contained in this Settlement Agreement that are required to be performed or complied with by it as of the Consummation Date.

9. OPT-IN THRESHOLD CONDITION; TERMINATION.

9.1. Opt-In Threshold Condition. The obligations of the HPS Acquirers and HPS to pay the Settlement Payment and to deliver the Release are subject to the further condition that at or before 5:00 p.m., Pacific time, on January 29, 2010 (the “Alternative Recovery Acceptance Deadline”) the aggregate number of the Accepting Issuers’ U.S. Alerted-On Accounts shall be not less than eighty percent (80%) of the aggregate number of the Eligible Visa Issuers’ U.S. Alerted-On Accounts (such condition relative to the aggregate number of the Accepting Issuers’ U.S. Alerted-On Accounts is herein called the “Opt-In Threshold Condition”). The Alternative Recovery Acceptance Report shall set forth calculations that show whether and by what amount the Opt-In Threshold Condition has or has not been satisfied.

9.2. Termination. This Settlement Agreement may be terminated (the date on which the Agreement is terminated shall be referred to as the “Termination Date”) at any time prior to the Consummation Date:

9.2.1. by mutual written consent of HPS, the HPS Acquirers, and Visa;

9.2.2. by any of HPS, the HPS Acquirers, and Visa, by written notice to the other parties, at any time after March 5, 2010 if the Consummation Date has not occurred by such date (unless the Consummation Date has not occurred as the result of one or more breaches or violations of, or material inaccuracy in, any covenant, agreement, representation or warranty of this Settlement Agreement by the terminating party);

9.2.3. by HPS or the HPS Acquirers, by written notice to the other parties, if either (i) there has been or will be a material breach of, or material inaccuracy in, any representation or warranty of Visa contained in this Settlement Agreement as of the date of this Settlement Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which HPS or the HPS Acquirers’ right to terminate will arise only in the event of a breach of, or material inaccuracy in, such representation or warranty as of such specified date or time), or (ii) Visa has breached or violated any of its covenants and agreements contained in this Settlement Agreement;

9.2.4. by Visa, by written notice to the other parties, if either (i) there has been or will be a material breach of, or material inaccuracy in, any representation or warranty of either HPS or the HPS Acquirers contained in this Settlement Agreement as of the date of this Settlement Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Visa’s right to terminate will arise only in the event of a breach of, or material inaccuracy in, such representation or warranty as of such specified date or time), or (ii) HPS or the HPS Acquirers has breached or violated any of its covenants and agreements contained in this Settlement Agreement;

9.2.5. by any of HPS, the HPS Acquirers, and Visa, by written notice to the other parties (which shall reference this Section 9.2.5) (the “Appeal Ruling Termination Notice”) not later than February 16, 2010, if the Appeal Ruling Certificate is not delivered in writing to HPS and the HPS Acquirers or the Appeal Ruling Condition is in any respect not satisfied on or before the Appeal Ruling Deadline;

9.2.6. by any of HPS, the HPS Acquirers, and Visa, by written notice to the other parties (which shall reference this Section 9.2.6) (the “Opt-In Termination Notice”) not later than February 5, 2010, if the Opt-In Threshold Condition is not satisfied on or before the Alternative Recovery Acceptance Deadline or if the Alternative Recovery Acceptance Report is not delivered to HPS and the HPS Acquirers by Visa by 12 noon, Eastern time on February 3, 2010; and

9.2.7. by Visa, by written notice to the other parties (which shall reference this Section 9.2.7) (the “Loan Commitment Termination Notice”) not later than February 10, 2010, if the Loan Commitment Certificate is not delivered in writing to Visa or the Loan Commitment Condition is in any respect not satisfied on or before the Loan Commitment Deadline.

9.3. Effectiveness of Termination Notices; Process for Waiver of Certain Termination Rights. Effective with any termination notice permitted under Section 9.2 being delivered as provided in Section 11.1, this Settlement Agreement shall terminate and be of no further force or effect, except as provided in Section 9.4; provided, however, that:

9.3.1. in the event that the Appeal Ruling Condition shall not have been timely satisfied, HPS, the HPS Acquirers, and Visa shall have the right, in their individual absolute discretion, but acting collectively and by means of a writing delivered as provided in Section 11.1, to waive the Appeal Ruling Condition, it being understood that any of HPS, the HPS Acquirers, and Visa has the right under Section 9.2 to send the Appeal Ruling Termination Notice as provided herein.

9.3.2. in the event that the Opt-In Threshold Condition shall not have been timely satisfied, HPS, the HPS Acquirers, and Visa shall have the right, in their individual absolute discretion, but acting collectively and by means of a writing delivered as provided in Section 11.1, to waive the Opt-In Threshold Condition, it being understood that any of HPS, the HPS Acquirers, and Visa has the right under Section 9.2 to send the Opt-In Termination Notice as provided herein.

9.4. Effect of Termination. If this Settlement Agreement is terminated by any party as permitted by Section 9.2, such termination shall be effective as against all parties to this Settlement Agreement and shall be without liability of any party to the other parties to this Settlement Agreement, except for liabilities arising in respect of any breaches or violations of, or inaccuracies in, any party’s representations, warranties, and covenants under this Settlement Agreement on or prior to the Termination Date. In the event of such termination it is agreed by the parties that, as provided in Section 11.13, none of Visa’s agreement to present the Alternative Recovery Offers to Eligible Visa Issuers or its agreement to make a submission to the CRC requesting the Appeal Ruling and the crediting of the Fines, any CRC Appeal Ruling in accordance with the Appeal Ruling Condition, the HPS Acquirers’ agreement to pay the Settlement Payment, and HPS’s agreement to indemnify the HPS Acquirers for such payment, the existence of this Settlement Agreement, or any other provision of this Settlement Agreement, shall be cited in any way by Visa, the HPS Acquirers, or HPS, or be deemed evidence of an admission on the part of any of the parties, in any subsequent dispute regarding the propriety of the standard ADCR and DCRS processes or in any other subsequent dispute other than a dispute relative to the enforcement of this Settlement Agreement. The provisions of this Section 9.4 and Section 11 (except 11.11 and 11.12) shall survive any termination that occurs pursuant to and in accordance with Section 9.2.

10. REPRESENTATIONS AND WARRANTIES. Each of the parties to this Settlement Agreement makes the following representations and warranties to the other parties:

10.1. Representations and Warranties of Visa. In addition to its representations made in connection with the delivery of the Alternative Recovery Acceptance Report as provided in Section 4.4 and the Appeal Ruling Certificate as provided in Section 7.1, Visa hereby represents and warrants that:

10.1.1. Authorization. The execution, delivery and performance by Visa of its obligations under this Settlement Agreement, including the Exhibits to which Visa is a party, and the consummation by Visa of the transactions contemplated hereby, are within its corporate powers and have been duly authorized by all necessary corporate action. This Settlement Agreement constitutes, and each of the Exhibits to which Visa is a party when executed and delivered by it will constitute, a valid and binding agreement of Visa, enforceable against Visa in accordance with its terms, except to the extent such enforceability may be limited to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.

10.1.2. Non-Contravention. The execution, delivery and performance by Visa of this Settlement Agreement and the Exhibits to which Visa is a party (a) do not and will not (i) violate the certificate of incorporation or by-laws of Visa, or (ii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon Visa, and (b) do not require any action by or filing with any domestic or foreign, federal, state or local governmental authority, department, court or agency.

10.1.3. No ADCR Recovery Issuers. The aggregate number of the Visa Accounts issued by the No ADCR Recovery Issuers that were loaded into CAMS in connection with the HPS Intrusion is 1,873,503.

10.1.4. Accounting Statement. The amounts of the Preliminary ADCR Liability Amount, Preliminary DCRS Liability Amount, the Notional ADCR Recovery of each Eligible Visa Issuer, and the Notional DCRS Recovery of each DCRS-Eligible Issuer, as such amounts are set forth in the Accounting Statement, were calculated in accordance with Visa’s standard methodologies. The amounts of the Notional ADCR Recovery Amount, Minimum Recovery Amount (if applicable), and Maximum Final ADCR Recovery Amount of each Eligible Visa Issuer, and of the Notional DCRS Recovery Amount and Maximum Final DCRS Recovery Amount of each DCRS-Eligible Issuer, as such amounts are set forth in the Accounting Statement, were calculated in accordance with the terms of this Settlement Agreement. The Accounting Statement shows:

(a)	the accurate number of U.S. Alerted-On Accounts for each Eligible Visa Issuer entitled to recovery under this agreement;

(b)	the accurate amount of each Eligible Visa Issuer’s Notional ADCR Recovery, Notional ADCR Recovery Amount, Minimum Recovery Amount (if applicable), and Maximum Final ADCR Recovery Amount;

(c)	the accurate amount of the Notional DCRS Recovery and Maximum Final DCRS Recovery Amount of each DCRS-Eligible Visa Issuer; and

(d)	that the aggregate amount of the U.S. Alerted-On Accounts for all the Eligible Visa Issuers is 86,765,509.

10.2. Representations and Warranties of HPS. HPS hereby represents and warrants that:

10.2.1. Authorization. The execution, delivery and performance by HPS of its obligations under this Settlement Agreement, including the Exhibits to which HPS is a party, and the consummation by HPS of the transactions contemplated hereby, are within its corporate powers and have been duly authorized by all necessary corporate action. This Settlement Agreement constitutes, and each of the Exhibits to which HPS is a party when executed and delivered by it will constitute, a valid and binding agreement of HPS, enforceable against HPS in accordance with its terms, except to the extent such enforceability may be limited to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.

10.2.2. Non-Contravention. The execution, delivery and performance by HPS of this Settlement Agreement and the Exhibits to which HPS is a party (a) do not and will not (i) violate the certificate of incorporation or by-laws of HPS, or (ii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon HPS, and (b) do not require any action by or filing with any domestic or foreign, federal, state or local governmental authority, department, court or agency.

10.3. Representations and Warranties of KeyBank. KeyBank hereby represents and warrants that:

10.3.1. Authorization. The execution, delivery and performance by KeyBank of its obligations under this Settlement Agreement, including the Exhibits to which KeyBank is a party, and the consummation of the transactions contemplated hereby by KeyBank, are within its corporate powers and have been duly authorized by all necessary corporate action. This Settlement Agreement constitutes, and each of the Exhibits to which KeyBank is a party when executed and delivered by it will constitute, a valid and binding agreement of KeyBank, enforceable against KeyBank in accordance with its terms, except to the extent such enforceability may be limited to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.

10.3.2. Non-Contravention. The execution, delivery and performance by KeyBank of this Settlement Agreement and the Exhibits to which KeyBank is a party (a) do not and will not (i) violate the certificate of incorporation or by-laws of KeyBank, or

(ii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon KeyBank, and (b) do not require any action by or filing with any domestic or foreign, federal, state or local governmental authority, department, court or agency.

10.4. Representations and Warranties of Heartland Bank. Heartland Bank hereby represents and warrants that:

10.4.1. Authorization. The execution, delivery and performance by Heartland Bank of its obligations under this Settlement Agreement, including the Exhibits to which Heartland Bank is a party, and the consummation of the transactions contemplated hereby by Heartland Bank, are within its corporate powers and have been duly authorized by all necessary corporate action. This Settlement Agreement constitutes, and each of the Exhibits to which Heartland Bank is a party when executed and delivered by it will constitute, a valid and binding agreement of Heartland Bank, enforceable against Heartland Bank in accordance with its terms, except to the extent such enforceability may be limited to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.

10.4.2. Non-Contravention. The execution, delivery and performance by Heartland Bank of this Settlement Agreement and the Exhibits to which Heartland Bank is a party (a) do not and will not (i) violate the certificate of incorporation or by-laws of Heartland Bank, or (ii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon Heartland Bank, and (b) do not require any action by or filing with any domestic or foreign, federal, state or local governmental authority, department, court or agency.

10.5. No Presumption. No breach of any representation and warranty made by any party in this Settlement Agreement shall be presumed to be material merely by reason of such representation and warranty having been characterized in this Settlement Agreement as a representation and warranty and not merely as a representation.

11. MISCELLANEOUS.

11.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Settlement Agreement must be in writing and must be delivered, given or otherwise provided:

(a)	by hand (in which case, it will be effective upon delivery);

(b)	by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);

(c)	by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); or

(d)	by electronic mail (in which case it will be effective on transmission to each representative of a party for whom an email address is listed below, unless the party making delivery is notified that it was not received by such a representative of the other party);

in each case, to the addressees listed below:

If to Visa, to it at:

Visa Inc.

900 Metro Center Boulevard

M1-9E

Foster City, CA 94404

Telephone number: 650-432-3200

Facsimile number: 650-432-2946

Email Address: edperez@visa.com

Attention: Eduardo D. Perez

with a copy to:

O’Melveny & Myers LLP

2 Embarcadero Center, 28th Floor

San Francisco, California 94111

Telephone number: (415) 984-8700

Facsimile number: (415) 984-8701

E-mail address: redwards@omm.com

Attention: Randall W. Edwards, Esq.

If to KeyBank, to it at:

KeyBank National Association

Mailcode: OH-01-27-0200

127 Public Square

Cleveland OH 44114-1306

Telephone number: (216) 689-3000

Facsimile number: (216) 689-5115

E-mail address: forrest_stanley@keybank.com

Attention: Forrest F. Stanley, Esq.

with a copy to:

Baker and Hostetler LLP

312 Walnut Street

Suite 3200

Cincinnati, OH 45202-4074

Telephone number: (513) 929-3490

Facsimile number: (513) 929-0303

E-mail address: wweigel@bakerlaw.com

Attention: W. Breck Weigel, Esq.

If to Heartland Bank, to it at:

Heartland Bank

212 S. Central Avenue

St. Louis, MO 63105

Telephone Number: (314) 512-8604

Facsimile Number: (314) 512-8501

E-mail address: davidm@heartland-bank.com

Attention: David P. Minton

with a copy to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

Telephone Number: (614) 464-6487

Facsimile Number: (614) 464-6350

E-mail address: bakahn@vorys.com

Attention: Benita A. Kahn, Esq.

If to HPS, to it at:

Heartland Payment Systems, Inc.

90 Nassau Street

Princeton, NJ 08542

Telephone number: (609) 683-3831 x2224

Facsimile number: (609) 683-3815

E-mail address: charles.kallenbach@e-hps.com

Attention: Charles Kallenbach, Esq.

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Telephone number: (617) 951-7000

Facsimile number: (617) 951-7050

E-mail address: douglas.meal@ropesgray.com

Attention: Douglas H. Meal, Esq.

Each of the parties to this Settlement Agreement may specify a different addressee or different addressee information from that set forth for such party above by giving notice in accordance with this Section 11.1 to each of the other parties.

11.2. Succession and Assignment; No Third-Party Beneficiary. This Settlement Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party for all purposes of this Settlement Agreement. No party may assign, delegate or otherwise transfer either this Settlement Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. This Settlement Agreement is for the sole benefit of the parties and nothing in this Settlement Agreement (whether expressed or implied) will give or be construed to give any Person (including without limitation Eligible Visa Issuers or DCRS-Eligible Visa Issuers), other than the parties, any legal or equitable rights in connection with this Settlement Agreement.

11.3. Amendments and Waivers. No amendment or waiver of any provision of this Settlement Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Visa, HPS, and the HPS Acquirers, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will extend to any prior or subsequent breach or violation of, default under, or inaccuracy in any such representation, warranty or covenant or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Settlement Agreement will operate as a waiver.

11.4. Entire Agreement. This Settlement Agreement, together with any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties with respect to the subject matter of this Settlement Agreement and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect such subject matter (other than the parties’ existing confidentiality obligations to one another with respect to such subject matter).

11.5. Counterparts; Effectiveness. This Settlement Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. A facsimile signature shall be deemed an original for purposes of this Settlement Agreement. This Settlement Agreement will become effective when duly executed by all parties.

11.6. Non-Severability. The parties to this Settlement Agreement have negotiated the provisions of this Settlement Agreement as an integral whole and would not have entered into this Settlement Agreement if the provisions had not been written as they appear herein. Accordingly, if at any time, whether before or after the Consummation Date, any term or provision of this Settlement Agreement or any document delivered pursuant to this Settlement Agreement should be held invalid or unenforceable by any court of competent jurisdiction, the parties intend that this Settlement Agreement may be terminated by written notice to the other parties referencing this Section 11.6 and delivered in accordance with Section 11.1, which notice shall have the same effect as if a termination notice pursuant to Section 9.2 had been delivered, as provided in Section 9.4, and that each party shall thereafter take such action as may be necessary to restore the other parties to their positions immediately prior to their execution of this Settlement Agreement, unless otherwise agreed among the parties, in writing. Notwithstanding anything to the contrary in the preceding two sentences, if at any time after the Consummation Date any term or provision of this Settlement Agreement or any document delivered pursuant to this Settlement Agreement should be held invalid or unenforceable by any court of competent jurisdiction, but such term or provision is not an essential element of the agreed exchange that is the subject matter of this Settlement Agreement, the termination right provided for in the previous sentence shall not exist and the remaining terms and provisions of this Settlement Agreement and the documents delivered pursuant to this Settlement Agreement shall remain valid, legal, and enforceable. The parties agree and acknowledge that for purposes of interpreting the preceding sentence the essential elements of the agreed exchange that is the subject matter of this Settlement Agreement include without limitation each term and provision of (i) Section 7.3, (ii) each Alternative Recovery Acceptance, and (iii) Section 8.1 and the accompanying Release in Exhibit 8.1, and that accordingly the preceding sentence shall be inapplicable in the event any such term or provision should be held invalid or unenforceable by any court of competent jurisdiction subsequent to the Consummation Date. The parties further agree and acknowledge that their specific enumeration of the terms and provisions listed in the preceding sentence does not mean or imply that no other term or provision of this Settlement Agreement and the documents delivered pursuant to this Settlement Agreement constitutes an essential element of the agreed exchange that is the subject matter of this Settlement Agreement.

11.7. Headings. The headings contained in this Settlement Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.8. Construction. The parties have participated jointly in the negotiation and drafting of this Settlement Agreement. In the event an ambiguity or question of intent or interpretation arises, this Settlement Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Settlement Agreement. The parties intend that each representation, warranty and covenant will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.9. Governing Law. This Settlement Agreement, and the rights of the parties and all Actions arising in whole or in part under it, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Notwithstanding the foregoing, the Release shall be governed by the substantive law of the State of California.

11.10. Jurisdiction; Venue; Service of Process.

11.10.1. Jurisdiction. Each party to this Settlement Agreement, by its execution hereof, (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Settlement Agreement, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Settlement Agreement or its subject matter may not be enforced in or by such court, and (c) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.10.2. Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Settlement Agreement, such party may bring such Action only in the state courts of the State of New York located in the Borough of Manhattan or in the United States District Court for the Southern District of New York. Each party further waives any claim and will not assert that venue should properly lie in any court other than one of the above-named courts.

11.10.3. Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Settlement Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.11. Specific Performance. The parties will have such entitlement as may be provided under applicable law to seek and obtain an injunction or injunctions to prevent breaches or violations of the provisions of this Settlement Agreement and to enforce specifically this Settlement Agreement and the terms and provisions hereof in any Action instituted in any court where venue is proper under Section 11.10.2, in addition to any other remedy to which the parties may be entitled, at law or in equity.

11.12. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS SETTLEMENT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS SETTLEMENT AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (A “COVERED ACTION”). THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY COVERED ACTION AND TO HAVE ANY COVERED ACTION INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.13. No Admission of Liability. Neither this Settlement Agreement nor the Alternative Recovery Offers, nor any act performed or document executed pursuant to or in furtherance of this Settlement Agreement or the Alternative Recovery Offers: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or lack thereof of any claim or right of recovery or cause of action against or by, or of any wrongdoing or liability of any of the parties to this Settlement Agreement or any of the Affiliated Persons of each of them; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the parties to this Settlement Agreement or any of the Affiliated Persons of each of them, in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal. Any of the parties to this Settlement Agreement may file this Settlement Agreement, the Release, and/or the Alternative Recovery Acceptances in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

11.14. SEC Filings; Public Announcements. The parties agree that this Settlement Agreement may be filed by any of them with the Securities and Exchange Commission (the “SEC”). The parties further agree that their public announcement of this Settlement Agreement will be made by means of a joint press release, agreed to in substance and form collectively by HPS, the HPS Acquirers, and Visa, to be distributed by HPS in the form attached hereto as Exhibit 11.14. Each of the parties may also describe the terms of this Settlement Agreement in any report it files with the SEC to the extent such party determines that the inclusion of a description of the terms of this Settlement Agreement is required by applicable securities laws or regulations or the rules of any stock exchange upon which such party’s securities are traded.

IN WITNESS WHEREOF, each of the undersigned has executed this Settlement Agreement as an agreement as of January 7, 2010.

VISA INC.

By:	/s/ Byron H. Pollitt Jr.
Name: Byron H. Pollitt Jr.
Title: CFO

VISA INTERNATIONAL SERVICE ASSOCIATION

By:	/s/ Byron H. Pollitt Jr.
Name: Byron H. Pollitt Jr.
Title: CFO

VISA U.S.A. INC.

By:	/s/ Byron H. Pollitt Jr.
Name: Byron H. Pollitt Jr.
Title: CFO

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Robert H.B. Baldwin, Jr.
Name: Robert H.B. Baldwin, Jr.
Title: President and CEO

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Robert A. DeAngelis
Name: Robert A. DeAngelis
Title: EVP, Consumer Segment

HEARTLAND BANK

By:	/s/ David P. Minton
Name: David P. Minton
Title: President and CEO

Exhibit 4

FROM:	Visa

TO:	Visa Client ADCR Contact

SUBJECT:	Optional Alternative Recovery Offer for the Heartland Compromise Event

This communication provides an update on Visa’s response to the Heartland Payment Systems, Inc. (“Heartland”) data security compromise event (“Heartland Event”), for Case Number US-2009-046, and all of its subparts, and details an optional Alternative Recovery Offer for eligible U.S. Visa issuers.

Heartland Event and Recovery Status

Visa has analyzed the details of the Heartland Event based on forensics and Compromised Account Management System (“CAMS”) data as well as data from other sources. The Heartland Event has several unique, complex, and problematic characteristics, including:

•	The unusually large number of CAMS alerts identifying potentially impacted accounts.

•	Domestic and international transactions potentially involved.

•	Multiple acquirers involved.

•	Potentially compromised non-stored account data at risk during different points of time during the event.

•	Size and collectability of potential maximum ADCR and DCRS exposure in relation to the financial condition and capacity of Heartland.

Optional Alternative Recovery Offer

In light of the size and unique, complex, and problematic nature of the Heartland Event, Visa has been working on behalf of its issuers to identify the most appropriate resolution to obtain a prompt and certain recovery. Section 7.17.G of the Visa U.S.A. Inc. Operating Regulations provides Visa with the right to adjust an acquirer’s total liability for a compromise event in certain circumstances. Specifically, Section 7.17.G provides: “If an account compromise event is deemed catastrophic, Visa U.S.A. reserves the right to implement an alternative process.”

In addition, Visa may, as it has in past events of extraordinary size and complexity, pursue alternative recovery processes or liability caps, especially in cases where the full potential liability may exceed the entity’s reasonable ability to pay or where an alternative recovery process will achieve a swift and final payment to the issuers.

To that end, Visa has reached an agreement (“Settlement Agreement”) with Heartland and its acquirers that enables eligible issuers to receive an optional “Alternative Recovery Offer.” This offer gives each eligible issuer the option of electing to receive an “alternative recovery” for the Heartland Event, as an alternative to any other recovery to which the issuer might be entitled. Click here to access a copy of the Settlement Agreement and its Exhibits.

The Settlement Agreement is conditioned on U.S. issuers representing eighty (80) percent of the ADCR-eligible accounts accepting the Alternative Recovery Offer. Visa, Heartland, and Heartland’s acquirers may agree to waive this condition. Issuers accepting the Alternative Recovery Offer will be notified if and when this Settlement Agreement contingency has been met or waived. The Settlement Agreement is further conditioned on Visa’s ruling, as described below under “Non-Participating Issuer Payout,” on certain appeals submitted by Heartland’s acquirers (the “acquirer appeals”) relative to Visa’s preliminary determination that the Heartland Event qualifies for the ADCR and DCRS processes.

Visa Recommendation

Visa believes that the optional Alternative Recovery Offer is a fair and reasonable offer and recommends that issuers accept the optional Alternative Recovery Offer. The optional Alternative Recovery Offer provides issuers with several key benefits including:

•	Certain and substantial recovery.

•	Streamlined recovery process.

•	Avoidance of risk of substantially lower payout under the normal ADCR process.

•	Avoidance of potential for lengthy litigation in the event results of the normal ADCR process are contested in court.

•	Payment of the Alternative Recovery Amount in a prompt and timely manner.

Timing for Optional Alternative Recovery Offer

Please review this communication and all its supporting documentation carefully. To accept the optional Alternative Recovery Offer and receive the calculated recovery amount, you must take the actions defined herein no later than 5:00 p.m. Pacific time on January 29, 2010.

Summary of Alternative Recovery Offer

The optional Alternative Recovery Offer provides the following:

•	Acceptance by the issuer as provided below no later than 5:00 p.m. Pacific time on January 29, 2010.

•	A formulaic recovery for each accepting issuer to be paid no later than February 25, 2010.

•

A waiver by each accepting issuer of any ADCR recovery or other claim or right of recovery by reason of the Heartland Event, and a legal release of Heartland, its acquirers, and Visa with respect to the alerted-upon accounts relative to the Heartland Event.

Alternative Recovery Amount

The amounts offered under the Alternative Recovery Offer are based on applying Visa’s ADCR methodology for calculating recoverable counterfeit fraud charges and operating expenses associated with an account data compromise event to the Visa accounts that may be eligible for ADCR for the Heartland Event. Click here to access the optional Alternative Recovery Offer for your financial institution, which must be completed if you elect to accept the optional Alternative Recovery Offer and the settlement contemplated by the Settlement Agreement is consummated. The report indicates the total recovery attributed to accounts that would otherwise be eligible for recovery under ADCR and provides settlement amounts at BID and BIN level.

Alternative Recovery Offer Acceptance Instructions

Issuers wishing to accept the optional Alternative Recovery Offer must complete the steps described herein no later than 5:00 p.m. Pacific time on January 29, 2010. Visa has established this timeframe to ensure issuer payments can be completed promptly if the Settlement Agreement is consummated. Note that the Alternative Recovery Offer may only be accepted at the Licensee BID level. If your financial institution wishes to accept the Alternative Recovery Offer, please access the Alternative Recovery Acceptance Form and instructions for submission by clicking here.

Further Detailed Information on Alternative Recovery Offer

Eligible Issuers: The optional Alternative Recovery Offer is being made to U.S. issuers who are eligible to obtain ADCR recoveries (“eligible issuers”) and who issued any of the Visa alerted-upon accounts used to make signature-based or PIN-based transactions processed through Heartland from May 14, 2008 through November 13, 2008 (the “eligible accounts”).

Calculation of Alternative Recovery Amount and Guaranteed Minimum Recoveries: Under normal ADCR program rules, issuers are not eligible to receive a payment if their calculated recovery is under $25. The optional Alternative Recovery Offer provides minimum recovery amounts for eligible issuers who accept the offer (“accepting issuers”) as well as a separate calculation for those issuers that would have received larger amounts:

•	Accepting issuers whose recovery amount would otherwise be between $0.01 and $24.99 will instead be entitled to receive $100 as the Guaranteed Minimum Recovery.

•	Accepting issuers whose recovery amount would otherwise be between $25 and $699.99 will instead be entitled to receive $750 as the Guaranteed Minimum Recovery.

•	Accepting issuers whose recovery amount would otherwise be between $700 and $1,000 will instead be entitled to receive $1,000 as the Guaranteed Minimum Recovery.

•	Accepting issuers whose recovery amount would otherwise be above $1,000 under the Alternative Recovery Offer will be entitled to receive their actual Alternative Recovery Offer amount.

Timing for Acceptance of Offer: In order to accept the Alternative Recovery Offer, your financial institution must act no later than 5:00 p.m. Pacific time on January 29, 2010.

Timing of Payment of Alternative Recovery Amount: Issuers accepting the Alternative Recovery Offer will receive payment of their Alternative Recovery Amounts no later than February 25, 2010 if the Settlement Agreement is consummated.

Required Waiver and Release for Acceptance: To accept the Offer, issuers must agree to the terms described in the Alternative Recovery Acceptance Form, execute it, and return it to Visa by 5:00 p.m. Pacific time on January 29, 2010.

Under the Alternative Recovery Acceptance Form, issuers accepting the optional Alternative Recovery Offer must accept the offer with respect to all their alerted-upon accounts, must waive their rights to receive any other recovery under the Visa, Plus, and/or Interlink Operating Regulations (ADCR or otherwise) based on any of their alerted-upon accounts, and must release all claims against Heartland, its acquirers, and Visa related to the Heartland Event based on any of their alerted-upon accounts, including claims that are being or might be asserted in the pending class action litigation described below or in any other litigation or proceeding that could be brought.

As a result, if the Settlement Agreement is consummated, issuers accepting the Alternative Recovery Offer will not be eligible for any recovery from the Heartland Event as to any alerted-upon accounts that might be available under the standard ADCR process, and they will not be entitled to submit claims to recover related operating expenses or counterfeit losses or any other losses on those accounts related to the Heartland Event through any other Visa process or in any other litigation or proceeding.

The waivers and releases in the Alternative Recovery Acceptance Form will become effective only if the settlement among Visa, Heartland, and their acquirers is consummated as provided in the Settlement Agreement.

Risks of Required Waiver and Release: If the Settlement Agreement is consummated, the issuers that accept the Alternative Recovery Offer will:

•

Give up rights to obtain any other recoveries for the Heartland Event relative to their alerted-upon Visa accounts under existing Visa, Plus, and Interlink Operating Regulations, which recoveries could exceed the Alternative Recovery Amount.

•

Give up rights to participate in, or recover amounts relative to their alerted-upon accounts in, the putative financial institution class action described below or any other litigation or proceeding relative to the Heartland Event.

Description of the Pending Putative Financial Institution Class Action: A description of the pending putative financial institution class action litigation related to the Heartland Event, based on Heartland’s SEC filing and Court filings that are a matter of public record, may be accessed by clicking here. Additionally, a copy of the plaintiffs’ Master Complaint in the litigation, which includes the names and contact information of the counsel for the plaintiff financial institution, may be accessed by clicking here.

Non-Participating Issuer Payout: If an eligible issuer does not complete the steps to accept the offer by 5:00 p.m. Pacific time on January 29, 2010, that issuer will not be entitled to participate in the Alternative Recovery Offer. Eligible issuers not participating in the Alternative Recovery Offer, but who wish to reserve their ability to receive whatever recovery they may be entitled to under the ADCR process, will be subject to Visa’s normal review and decision process regarding the acquirer appeals (and, in the event that the settlement contemplated by the Settlement Agreement is not consummated, the risk of additional litigation regarding Visa’s decision). The terms of the Settlement Agreement provide Heartland and the acquirers with the right to terminate the Settlement Agreement if Visa’s ruling on the acquirer appeals does not rule that eligible issuers accepting the Alternative Recovery Offer will recover at least double the amount that they would have received under the ADCR process. Therefore, Visa’s decision on the acquirer appeals, or (in the event that the settlement contemplated by the Settlement Agreement is not consummated) any subsequent decision on the acquirer appeals by a court or other tribunal) may result in such issuers becoming entitled to receive reimbursement amounts for the Heartland Event under the ADCR process that are substantially lower than the amounts being offered to them in the Alternative Recovery Offers. Thus, if the Settlement Agreement is consummated, the Alternative Recovery Offer will provide eligible issuers with a certain and substantial recovery relative to the recovery they would otherwise obtain under the ADCR process, while avoiding the risk of lengthy litigation. If the settlement is not consummated, then any ruling by Visa would be subject to a further appeal and/or additional litigation.

Alternative Recovery Offer Acceptance Procedures: If your institution chooses to accept the Alternative Recovery Offer and agrees with the terms and conditions, please complete the following steps:

•	On the Alternative Recovery Acceptance Form, type the Officer Name, Title, Address, E-mail Address, and Phone Number in the fields provided.

•	Print the form.

•	Complete the form by providing the Officer Signature and Date of Signing (Note – This form must be signed by an officer of your institution.)

•	Fax the completed form to (650) 554-4867 or e-mail a scanned copy to RecoveryAcceptance@visa.com.

Issuer Briefings: Visa will hold several briefing sessions for issuers via Webex broadcast to provide an overview of the Settlement Agreement and the Alternative Recovery Offer. The sessions will also include a question and answer period. The schedule for the issuer briefings is listed below and meeting invitations with directions for participation will be distributed directly to eligible issuers.

Briefing # 1 – January 12, 2010, 10:00 a.m. Pacific Time / 1:00 p.m. Eastern

Briefing # 2 – January 12, 2010, 1:00 p.m. Pacific Time / 4:00 p.m. Eastern

Briefing # 3 – January 14, 2010, 10:00 a.m. Pacific Time / 1:00 p.m. Eastern

Briefing # 4 – January 14, 2010, 1:00 p.m. Pacific Time / 4:00 p.m. Eastern

Briefing # 5 – January 20, 2010, 10:00 a.m. Pacific Time / 1:00 p.m. Eastern

Questions / Contacts: If you have questions about the Alternative Recovery Offer process, please contact your Visa Account Executive or Visa’s Support Team via e-mail at eSupport@visa.com or by phone at 888-847-2488.

On June 10, 2009, the Judicial Panel on Multidistrict Litigation entered an Order in MDL Docket No. 2046, In re Heartland Payment Systems, Inc. Data Security Breach Litigation, to transfer all actions related to the Heartland Data Security Breach, pending in various different federal district courts, to the United States District Court in the Southern District of Texas for coordinated or consolidated pretrial proceedings. On August 28, 2009, the transferee District Court in the Southern District of Texas (“Court”) entered a Case Management Order separating the Financial Institution cases from the Consumer cases, therein creating two separate litigation tracks: a “Financial Institution Track” and a “Consumer Track.” The Financial Institution Track includes all those cases brought by banks, credit unions, and other financial institutions seeking to recover damages allegedly caused by the Heartland computer intrusion.

The Master Amended Complaint for the Financial Institution Track, which incorporated the claims from each transferred case into the Master Amended Complaint, was filed on September 23, 2009 (“FI Complaint”). The FI Complaint purports to represent various state-law subclasses and a nationwide class of “[a]ll banks, credit unions, financial institutions and other entities in the United States that issued credit cards and/or debit cards; received a Visa and/or MasterCard alert or were otherwise notified that such credit cards and/or debit cards were compromised by the Heartland Data Breach; and re-issued compromised credit cards and/or debit cards, and/or absorbed unauthorized charges on compromised cards.”

The FI Complaint asserts claims for negligence, breach of contract, breach of implied contract, negligence per se, negligent misrepresentation, intentional misrepresentation, violations of the New Jersey Consumer Fraud Act, violations of state statutes broadly prohibiting unfair acts or practices, violations of state statutes broadly prohibiting false, misleading, or deceptive acts or practices, and violations of state statutes broadly prohibiting unconscionable acts or practices. The FI Complaint seeks to recover compensatory damages for the costs associated with re-issuing payments cards and for the unauthorized transactions on the compromised cards, and also seeks injunctive relief, multiple or punitive damages where available, and attorney’s fees and costs.

On October 23, 2009, after the FI Complaint was filed, Heartland filed a motion to dismiss the FI Complaint in its entirety with prejudice. The motion has not yet been fully briefed by the parties, and the outcome of the motion is uncertain. Heartland has also filed a motion to stay all discovery proceedings during the pendency of its motion to dismiss. The parties have fully briefed and argued the motion to stay, but the Court has not yet ruled on this motion. Heartland intends to defend this action vigorously.

Any issuer that accepts the optional Alternative Recovery Offer will waive and release any right such issuer would otherwise have had to obtain any recovery from Heartland by reason of the Heartland Event with regard to any of its alerted-upon accounts from or in either the putative Financial Institution Track class action litigation described above or any other litigation or other proceeding.

Exhibit A

Acceptance of Alternative Recovery Offer

[Name, address, and BID of accepting Visa issuer] (the “Issuer”) hereby accepts the Alternative Recovery Offer contained in the communication from Visa U.S.A. Inc., Visa International Service Association, and Visa Inc. (jointly, “Visa”) dated January 14, 2010, which communication in turn references and encloses the Settlement Agreement dated January 7, 2010 (the “Settlement Agreement”) by and among Visa, Heartland Payment Systems, Inc. (“HPS”), and KeyBank National Association and Heartland Bank (jointly, the “HPS Acquirers”). Capitalized terms not defined herein shall have the same meanings as in the Settlement Agreement. This acceptance shall become effective when, and only if, the Consummation Date has occurred and the Issuer has been paid its Alternative Recovery Amount. Subject to this acceptance having become effective, the Issuer irrevocably waives any right to assert against HPS, the HPS Acquirers, Visa, and the Affiliated Persons of each of them (collectively, the “Releasees”), and fully and finally releases the Releasees from, the following:

(a) any claim or right of recovery the Issuer might otherwise have had in respect of any of its U.S. Alerted-On Accounts under the Operating Regulations (whether under the ADCR Rules or otherwise) by reason of any matter, occurrence, or event pertaining to the HPS Intrusion,

(b) any dispute or objection the Issuer might otherwise be entitled to raise or make with respect to the amount, or the calculation of the amount, of its Alternative Recovery Amount and its Maximum Final ADCR Recovery Amount as shown in the Alternative Recovery Offer, and

(c) any claim or right the Issuer might be entitled to assert, and any monetary recovery or other relief that the Issuer might be entitled to seek or receive, in any litigation or other proceeding (including without limitation the pending putative class action proceedings consolidated under the caption entitled In Re: Heartland Payment Systems Inc. Data Security Breach Litigation, Master Docket No. 09-md-02046, pending in the United States District Court for the Southern District of Texas), or under any other laws, rules or regulations, in connection with any injury or harm the Issuer may have incurred in its capacity as a Visa issuer with respect to any of its U.S. Alerted-On Accounts by reason of any matter, occurrence, or event pertaining to the HPS Intrusion (whether or not such matter, occurrence, or event is known to the Issuer as of this date).

This acceptance is governed by and shall be construed in accordance with the laws of the State of New York. To further effectuate the intention of the waiver and release contained in the preceding sentence, the Issuer certifies that it has read and understands, and hereby expressly waives, the benefits of Section 1542 of the California Civil Code and any and all similar statutes, rules, and legal doctrines in any jurisdiction.

Exhibit A

Opt-In Instructions

Issuers wishing to accept the optional Alternative Recovery Offer must complete the steps described below by no later than 5:00 p.m. Pacific Time, January 29, 2010.

1) TYPE the Officer Name, Title, E-mail and Phone Number within the fields provided:

Officer Name:

Title:

Address:

E-mail Address:

Phone Number:

2) PRINT this form. (Button for “Click to Print”)

3) SIGN and date this release. Signature must be from the officer listed above.

Officer Signature:

Date:

This form is only valid for the Institution Name and Member Licensee Business ID listed above.

4) FAX the completed form to (650) 554-4867, or E-MAIL a scanned copy of the completed form to RecoveryAcceptance@visa.com.

If you have questions, please contact Account Support Center at eSupport@visa.com or (888) 847-2488.

Exhibit 8.1

HPS’s and the HPS Acquirers’ Release of Visa Relating to HPS Intrusion

Heartland Payment Systems, Inc. (“HPS”) and KeyBank National Association and Heartland Bank (the “HPS Acquirers”) hereby grant the full, complete and final release, discharge, and covenant not to sue set forth in detail below, on their own behalf and, to the extent any of the following persons or entities purports to assert any Claim(s) (as defined below) of HPS or the HPS Acquirers, on behalf of each of their past, present and future representatives, attorneys, associates, parents, subsidiaries, affiliates, agents, assigns, insurers, administrators, trustees, officers, directors, employees, retained contractors, predecessors, successors, and any other person or entity claiming on behalf of either of them. All capitalized terms not defined herein have the meanings set forth in the January 7, 2010 Settlement Agreement among Visa Inc., Visa International Service Association, and Visa U.S.A. Inc. (jointly, “Visa”), HPS, and the HPS Acquirers (the “Settlement Agreement”).

For purposes of this release, the “Released Parties” are Visa and (in their capacities as such) Visa’s past, present, and future representatives, attorneys, agents, accountants, assigns, insurers, administrators, officers, directors, trustees, employees, retained contractors, parents, affiliates, shareholders, subsidiaries, predecessors, successors, and any other person or entity acting on behalf of any of them, including specifically Affiliated Persons of Visa under the Settlement Agreement; provided, however, that the Released Parties do not include any Visa issuers other than those U.S. Visa issuers that validly accept and perform the Alternative Recovery Offers they receive pursuant to the Settlement Agreement except to the extent such Visa issuers may, in their capacity as shareholders of Visa, have legal liability for the legal liabilities of Visa.

This release encompasses events associated with HPS data compromise event, as identified by Visa Case Nos. US-2009-046, AP-2009-046, CA-2009-046, CE-2009-046, LA-2009-046, and VE-2009-046, and all of their subparts (the “HPS Intrusion”).

For purposes of this release, the term “Claims” shall mean any and all claims, causes of action, suits at law or in equity, assertions of wrongdoing or fault, liabilities, awards, judgments, demands, debts, defenses, losses and expenses, damages, obligations, attorney fees, costs and/or sanctions, of whatever kind or nature, whether now known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, including even those Claims that, if known as of the date of this release, may have materially affected HPS’s and the HPS Acquirers’ decision to agree to the Settlement Agreement.

By this release, HPS and the HPS Acquirers release the Released Parties from any and all Claims that HPS and the HPS Acquirers ever had, now have, or may have in the future against Visa, or any of the other Released Parties in their capacities as such, by reason of any act, omission or occurrence before the date of this release on the part of Visa related to the HPS Intrusion, whether those Claims are (a) affirmatively made against Visa, (b) made as a defense to any acts or omissions by Visa relating to Visa’s data security standards, ADCR process pursuant to Chapter 4 of Volume II of the Visa U.S.A. Operating Regulations and DCRS process pursuant to Section 1.6.E of the Visa International Operating Regulations, or any other relevant provisions in the Operating Regulations, including the processes, interpretations, and findings made by Visa in connection with its calculated final recovery for affected Visa issuers under ADCR and DCRS, (c) assertions of Visa’s fault as a defense to allegations by a third party, including but

Exhibit 8.1

not limited to Visa issuers, or (d) challenges to the validity of any fines imposed by Visa prior to the date of the Settlement Agreement as a result of the HPS Intrusion (all the Claims described in this sentence as having been released being defined as the “Released Claims”). In addition, HPS and the HPS Acquirers also waive any right to submit to the Visa U.S.A. Inc. Board of Directors an appeal of the CRC’s Appeal Ruling.

Notwithstanding anything to the contrary in the preceding paragraphs, the Released Claims do not include (i) any right HPS or the HPS Acquirers otherwise would have to assert or seek to establish, as a defense to any claim asserted against any of them by a Visa issuer in litigation or otherwise, the facts or results of any actions or inactions involving Visa, provided that HPS and the HPS Acquirers do not seek to establish that any such actions or inactions, or the results thereof, constituted legal wrongdoing on Visa’s part or created legal liability on Visa’s part; or (ii) any objection, dispute, or Claim that HPS or any of the HPS Acquirers might otherwise be entitled to assert in respect of any of the rights and obligations created by or under the Settlement Agreement.

To further effectuate the intention of this release, HPS and the HPS Acquirers certify that they have read and understand, and expressly waive, the benefits of Section 1542 of the California Civil Code, and any and all similar statutes, rules, and legal doctrines in California or any other jurisdiction.

Dated: , 2010
	By:	Officer’s Signature
Officer’s Name and Title

On behalf of Heartland Payment Systems, Inc.

Dated: , 2010

	By:	Officer’s Signature
Officer’s Name and Title

On behalf of KeyBank National Association

Dated: , 2010

	By:	Officer’s Signature
Officer’s Name and Title

On behalf of Heartland Bank

Exhibit 11.14

NEWS RELEASE

Heartland Payment Systems Agrees on Settlement to Provide Visa Issuers up to $60M for Data Security Breach Claims

PRINCETON, NJ AND SAN FRANCISCO, CA – January 8, 2010 – Heartland Payment Systems® (NYSE: HPY), one of the nation’s largest payments processors, and Visa Inc. (NYSE: V) today announced a settlement agreement under which issuers of Visa-branded credit and debit cards will have an opportunity to obtain a recovery from Heartland with respect to losses they may have incurred from the 2008 criminal breach of Heartland’s payment system environment. Heartland will pay up to $60 million to fund the settlement program, which is subject to certain conditions, including a specified level of participation by U.S. Visa issuers. Visa will present details of the settlement to eligible issuers in the coming days.

“We believe issuers will benefit by participating in this settlement program because it offers an immediate recovery with respect to losses they may have incurred from the Heartland intrusion,” said Ellen Richey, chief enterprise risk officer, Visa Inc. “Helping financial institutions mitigate costs after a data security breach has been a long-standing component of Visa’s security strategy, along with promoting new security technologies, preventing fraud and leading efforts to secure sensitive data across the entire payment system.”

Bob Carr, Heartland’s chairman and chief executive officer, stated, “We are pleased to have reached a fair settlement agreement that helps issuers obtain a recovery with respect to losses they may have incurred from the intrusion. At Heartland, we are also committed to helping issuers – as well as all stakeholders in the payment ecosystem – mitigate future risk. We have assumed a leadership position in the development of enhanced data security and fostering the sharing of information.”

The Visa/Heartland settlement agreement is contingent upon acceptance by financial institutions representing 80 percent of the eligible issuers’ U.S. accounts that Visa considered to have been placed at risk of compromise during the Heartland intrusion. The settlement also includes mutual releases between Heartland and its sponsoring bank acquirers, on the one hand, and Visa on the other. Heartland will fund up to $59.22 million of the amounts to be made available to Visa and its issuers under the settlement program.

Additionally, Visa will credit the full amount of intrusion-related fines it previously imposed and collected from Heartland’s sponsoring bank acquirers towards the $60 million maximum funding of the program. The settlement amount represents a significant recovery to Visa issuers for losses they may have suffered from the Heartland data security breach.

All U.S. card issuers who participate in the program will be eligible to receive a portion of the specified recovery. The settlement also includes recovery for international issuers of accounts Visa considered to have been placed at risk of compromise.

Participation in the settlement program supplants any other recoveries that may be available to issuers through Visa and requires accepting issuers to release Heartland, its sponsoring bank acquirers and Visa from any legal and financial liability related to the Heartland intrusion.

Visa will be notifying eligible issuers in the coming days with details about the program and how to participate, and Visa will send eligible issuers their formal offers to participate in the program on January 14, 2010. To facilitate payment, eligible issuers will have until 5:00 pm PT on January 29, 2010 to opt-in to the program before the offer expires.

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About Visa Inc.: Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks – VisaNet – that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: Pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

About Heartland Payment Systems: Heartland Payment Systems, Inc. (NYSE: HPY), the 5th largest payments processor in the United States, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide. Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.com, CostOfABurger.com and E3secure.com.

Forward-Looking Statements: This press release contains forward-looking statements. These statements may be identified by the use of words such as “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans” or similar expressions.

Such forward-looking statements include, without limitation, statements about the settlement agreement, strategy, future operations, prospects, plans and objectives of management and events or developments that Heartland and Visa expect or anticipate will occur. The forward-looking statements reflect Visa’s and Heartland’s current views and assumptions and are subject to risks and uncertainties, which may cause actual and future results and trends to differ materially from the forward-looking statements, including but not limited to the risk that all of the conditions necessary to the consummation of the settlement agreement among Visa U.S.A., Inc., Visa International Service Association, Visa Inc., Heartland Payment Systems, Inc., Heartland Bank and KeyBank National Association may not be satisfied or waived; Visa’s and Heartland’s ability to achieve their strategic objectives and the expected goals of the settlement agreement; general market conditions; the outcome of legal proceedings; uncertainties inherent in operating internationally; and the impact of law and regulations. Many of these factors are beyond either company’s ability to control or predict. Given these factors, you should not place undue reliance on the forward-looking statements.

Media Contacts:

Sandra Chu

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com

Nancy Gross

Heartland Payment Systems

Tel: +1 888 798 3131 ext. 2202

E-mail: Nancy.Gross@e-hps.com

Leanne Scott Brown

Vault Communications, for Heartland Payment Systems

Tel: +1 610 455 2742 office

Tel: +1 215 290 9630 mobile

E-mail: lbrown@vaultcommunications.com